Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Media Relations: Sarah McAuley, (617) 532.8195, news@enernoc.com

Investor Relations: Will Lyons, (617) 532.8104, ir@enernoc.com

EnerNOC Announces the Resignation of James Turner from Board of Directors

BOSTON, MA, December 17, 2010 - EnerNOC, Inc. (NASDAQ: ENOC), a leading provider of energy management applications for the smart grid, today announced that James L. Turner has resigned from its Board of Directors, effective December 15, 2010.

“We appreciate the many contributions that Jim has made to our company while serving on our Board of Directors,” said Tim Healy, EnerNOC’s Chairman and CEO. “Jim has provided us valuable perspective and solid business advice as we’ve grown EnerNOC into its industry-leading position, and we thank him for his dedicated service.”

“With my resignation from Duke Energy, it is a good time for me to step back from my current professional responsibilities to consider my next path in life.  EnerNOC is a fantastic company, and I look forward to cheering the team on as they continue to thrive in the energy management industry,” said Turner.

About EnerNOC
EnerNOC unlocks the full value of energy management for our utility and commercial, institutional, and industrial (C&I) customers by reducing real-time demand for electricity, increasing energy efficiency, improving energy supply transparency in competitive markets, and mitigating emissions. We accomplish this by delivering world-class energy management applications including DemandSMART™, comprehensive demand response; EfficiencySMART™, data-driven energy efficiency; SupplySMART™, energy price and risk management; and CarbonSMART™, enterprise carbon management. Our Network Operations Center (NOC) continuously supports these applications across thousands of C&I customer sites throughout the world. Working with more than 100 utilities and grid operators globally, we deliver energy, ancillary services, and carbon mitigation resources that provide cost-effective alternatives to investments in traditional power generation, transmission, and distribution. For more information, visit www.enernoc.com.